Exhibit 99.11

MAGMA

Moderator: Milan Lazich

April 29, 2003

5:00 pm EDT

Operator:	Good afternoon and welcome to Magma’s quarterly earnings conference call. Mr. Lazich, you may begin your conference.

Milan Lazich:

Good afternoon, this is Milan Lazich, Vice President of Corporate Marketing for Magma Design Automation, and I would like to welcome you to Magma’s earnings call for the quarter ended March 31, 2003, the fourth quarter of our 2003 fiscal year.

On the call today are Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer; Greg Walker, our Chief Financial Officer; and Roy Jewell, Magma’s President and Chief Operating Officer.

We will be reviewing the result of operations for the recently completed quarter and 2003 fiscal year and discuss our direction going forward. At the conclusion of our remarks, we will be happy to field any questions you might have.

A press release announcing our quarterly results was distributed shortly after 4:00 pm Eastern Daylight Time today. If you have not read it, you may view it on the Magma website at www.magma-da.com or you may request a faxed copy by calling 408-864-2000.

Note also that in a few moments Greg Walker will be going over our financial guidance, and if you would like to refer to it during his discussion it is now available in the Investor Info section of the Magma website. And the reconciliation of our pro forma financial information to our financial results on a GAAP basis appears in the earnings press release, also available on Magma’s website.

Now I would like to review the Safe Harbor guidelines for today’s conference call. During the course of this conference call, including the question and answer period, we make forward-looking statements that may include statements as to our expected financial results, our current and future products and plans, our market share and competition, the impact of the economic recession on customer spending, market trends and sources of future revenue.

These forward-looking statements and all other statements that may be made on this call that are not historical fact are subject to many risks and uncertainties that may cause actual results to differ materially.

Factors that could cause actual results to differ from these forward-looking statements include but are not limited to the impact of the economic recession; the impact of SARS on business activity in Asia; the effect of terrorist activities or events in the Middle East on Magma, our customers and our industry; possible delays of customer orders or failure of customers to renew licenses; potentially weak sales of the company’s products and services; increasing competition in the EDA market; and weakness in the semiconductor or electronic systems industries.

We refer you to the full discussion of risks and uncertainties associated with the company’s business set forth in the company’s Form 10Q for the quarter ended December 31st, 2002, filed with the SEC on February 7th, 2003. This document identifies important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

Magma does not undertake any obligation to update any forward-looking statements made today. At this time, I will turn the call over to Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer.

Rajeev Madhavan:	Thank you, Milan. Good afternoon everyone. Today, Greg, Roy, and I will discuss Magma’s performance in the fourth quarter and fiscal year 2003 and the overall market conditions.

The fourth quarter was highly successful for Magma as the results for both the quarter and fiscal year showed record levels of revenue, earnings, booked orders, and orders backlog. Greg will provide more detail on those and other financial results shortly. And Roy will outline the operational details of how we are achieving this success.

I will spend a few minutes discussing recent technology and product development at Magma and the dynamics we are seeing in the market. Starting in June 2002, we embarked on development projects that will further our leadership in IC implementation.

We firmly believe that a key reason behind our success has been our approach, from the company’s beginning, to fully integrate digital IC design using the FixedTiming methodology as the key, binding factor.

We realize that while our competition is busy integrating, we have an opportunity to innovate and enhance our leadership. Our product vison now includes:

1. Providing the most automated IC implementation flow possible, capable of producing chips with the best quality results with respect to area, power, and timing.

2. Produce any capacity chip flat or hierarchical in less than 24 hours, including the detailed implementation and analysis required for manufacturing the highest-yield silicon from RTL.

The announcement of Blast Create is significant advancement in front-end design capabilities and is the first step toward realizing that vision.

Blast Create is truly a next generation front-end solution. It enables logic designers to:

1. Improve the quality of their RTL code, design constraints, testability requirements and floorplan.

2. It also integrates fast, full-featured, high capacity synthesis, static timing analysis, design for test and full analysis.

3. It further integrates prototyping across the RTL to GDSII design flow.

Blast Create provides even more points of differentiations against competitor’s design flows.

1. Competitors offers just a combination of point tools, reading and writing on a database...

2. Whereas Magma continues to build on a single executable, working on a unified data model.

3. Magma’s mission embodies doing any size design either flat or hierarchical and completing it with 24 hours. The key here is that the tool has no limitation so that the decision of flat or hierarchical is up to our customer. This is a contrast with competitor flows that is limited to a hierarchical approach, which means they have difficulty doing big, high performance designs.

4. Magma’s is truly a non-iterative flow based on FixedTiming, which means we can deliver the best speed a given design can achieve. Contrast this with the approach some refer to as “wires first,” which can’t do high-speed designs. It really means wires often, where low-quality wires result in repeated iterations back through synthesis—precisely what the designers want to avoid.

5. Magma’s Blast Create is the only system that does not rely on any estimation and is built on the FixedTiming methodology. Competitors’ flows rely on statistical wire load models or estimated models such as place-based synthesis.

6. With Blast Create, Magma in a unique position to provide RTL signoff with predictable path to timing closure. Competitors believe in providing handoffs, such as placed gates, further and further down the design flow.

In summary, Blast Create heralds the end of synthesis as you know it. It’ll be seen to provide significant advantage to design teams needing to be even more efficient in today’s tight economic climate.

As to the current climate, the environment continues to be a challenging one for our customers, and in turn for the EDA industry. EDAC’s recent data showed overall spending for EDA tools was down from a year ago, continuing the recent trends. Customers are continuing to be cautious in their spending until they see stronger evidence of a turnaround in demand for chips.

As I said during last quarter’s call, we are “realistically confident” about our market opportunities despite current economic conditions.

Let me summarize our successes today and highlight the quarter:

1. Fourteen new customers including 11 new customer logos.

2. Partnerships with IBM and TSMC expanding our foundry and library involvement with these major companies.

3. Benchmarking actively remains strong, at its highest level ever.

4. We exceeded revenue goals, profitability goals and targets for new bookings.

5. We have perhaps the strongest financial position of any major EDA company on the basis of key financial metrics.

So before I turn the call over to Greg to discuss our financial results, I would like to invite you to see us in New York for our spring analysts briefing on Thursday, May 1st. We would be happy to see as many of you there as possible as we discuss in more specific detail developments at Magma. For more information on that, please contact Milan Lazich.

And now for the specifics on quarter’s financials, I will turn the call over to Greg Walker. Greg?

Greg Walker:

Thank you, Rajeev, and good afternoon everyone. Over the next few minutes I will cover our financial results for the quarter and provide you some insight into our guidance and business and licensing model. As Milan mentioned, our updated guidance is now available on the Magma website for your reference as we go over it in a few minutes.

When we look at orders for a quarter, I’d first like to remind you of the definition we provided on our last quarterly call. For reporting purposes, we define orders or bookings, and therefore backlog, as non-cancelable, contractual commitments from our customers – either through purchase orders or contracts – that have no contingencies. Based on that definition, total orders and the resulting book to bill ratio for the quarter were well above our guidance. Book to bill ratio for the quarter was greater than 3 to 1, as compared to our guidance for book to bill of 2.0 to 2.5 to 1.

On last quarter’s call we mentioned two Stage 3-type deals that did not close before the end of that quarter. Both of these transactions did close during this quarter, with one of these deals representing the largest transaction in the history of the company. This order reflects a very deep and long-term partnership between Magma and one of the leading semiconductor companies in the world.

As we’ve discussed before, given Magma’s scale, our orders results in any given period can be heavily affected by a single large transaction. Therefore, we look at orders on a two-quarter trailing moving average basis. This normalizes results for the impact of these large transactions. On this basis, the moving average growth rate for orders during the quarter was more than 30%, well above the top end of our target range of 10% to 20%.

License orders for the quarter represented more than 88% of total orders, with the remaining amounts being from maintenance and services. Long-term time-based licenses, which we define as longer than 15 months in duration, accounted for more than 85% of total orders, which will generally be recognized into revenue on a ratable or due-and-payable basis. For the year, these types of transactions accounted for approximately 90% of total orders.

Additionally, as we have mentioned previously, the company has changed its sales compensation practices during the year. One of the goals of this was to encourage the sales force to book linear deals as opposed to back-end-loaded deals, which were evident earlier in the year. As a result, we saw no material back-end-loaded booked during this quarter.

Revenue for the quarter was $20.5 million up 10% from the prior quarter and 26% over the same quarter last year. License sales accounted for approximately 89% of the total revenue for the quarter, an increase of approximately $1.1 million or 6% over the prior quarter. International sales accounted for 46% of overall revenue, up from 43% in the prior quarter with a strong performance coming from Japan.

Three customers each accounted for more than 10% of total revenue. Of the $20.5 million in total, 60% was recognized from beginning backlog and 40% came from deals consummated during the quarter. Revenue recognized from these turns consisted of $4 million from short-term time-based licenses and the remaining $4.2 million from orders being recognized on a ratable or due-and-payable basis, also including services and maintenance.

For the year, revenue was $75.1 million, of which 85% was from license sales. This compares to a year-ago revenue of $46.4 million, an increase of 62% year over year.

Turning to backlog, as we’ve stated before, we do not normally comment in detail on backlog but we’ll continue to provide limited information about the scale of the backlog. As of today, our total backlog is on the order of $180 million. Of this backlog, more than 1/3 is scheduled for revenue recognition during the next four quarters and more than 65% is scheduled over the next two years.

Pro forma consolidated gross margins was $18.1 million for the quarter, or 88% of revenue, compared to $16 million for the prior quarter or 86% of revenue.

Consolidated R&D spending in Q4 was $4.6 million up from $4.3 million in the prior quarter. It was 22% of revenue this quarter, down from 23% in the December quarter. The minor increase in spending was related to a small increase in headcount and some early start-up costs for our new R&D operation in Bangalore, India.

Sales and marketing expense was $6.6 million for the quarter, up from $6.1 million in the prior quarter. Spending was 32% of revenue this quarter, down from 33% in the December quarter. As mentioned earlier, during the year we executed a sales force compensation plan change that significantly altered the way in which the sales forces earns and receives payment for commissions. Under this new plan, a sales person may receive a commission advance on a deal booked during the quarter. But he or she will not earn the commission until the revenue from that deal has been recognized. This has resulted in the creation of a prepaid asset for the advances on the balance sheet of approximately $1.1 million for fiscal orders – orders booked during fiscal 2003. The company has recorded a reserve against this prepaid asset as a commission expense equal to 75% of the total asset value, or approximately $900,000. The company believes that this reserve is appropriately conservative given the company’s limited experience in recovering commission advances from employees in case of termination.

G&A expenses were $2.4 million for the quarter, or 12% of total revenue, up from 11% in the prior quarter, primarily reflecting an increase in audit- and internal control-related expenses required by compliance with the new Sarbanes-Oxley regulation.

When we look to GAAP to pro forma adjustments, amortization of stock-based compensation expenses for the quarter was $700,000. Capitalized software amortization was approximately $100,000, and impairment of long-lived assets was approximately $600,000.

The impairment charges are non-cash expenses related to the revaluation of two technology-based equity investments that the company has made. These investments were written down to zero value and by less than $100,000, respectively.

Total pro forma spending therefore, which includes cost of sales and operating expenses for the quarter, was $16.1 million, up from $15.2 million in Q3, reflecting increased headcount related costs, increased commission and bonus expense and increased administrative costs referred to during the discussion of G&A expenses.

Pro forma operating income for Q4 was $4.4 million, or 21% of revenue, up from $3.5 million in Q3, or 19% of revenue. This reflects higher revenue during the quarter and increased productivity on expenses. That other income was approximately $400,000 for the quarter, basically flat from Q3.

Tax expense was $800,000 for the quarter for, a rate of 16%, as compared to $80,000 in Q3. This includes a cumulative provision of $500,000 for withholding taxes on Japanese sales booked during the year. While we are continuing to research our withholding tax exposure in Japan, the company felt it was appropriate to fully provide for that expense at this time.

Net income for the quarter on a pro forma basis was $4.1 million, or 20% of revenue, up from $3.8 million in Q3.

Fully diluted pro forma EPS for the quarter was 13 cents per share, compared to 9 cents per share consensus estimate by the street, and also compared to 12 cents per share in Q3. Fully diluted GAAP EPS was 8 cents per share as compared to a loss of 1 cent per share in Q3. The GAAP to pro forma adjustments mentioned earlier account for approximately 5 cents per share.

Full-year pro forma fully diluted EPS was 35 cents per share compared to the prior year’s loss of 50 cents a share. The fully diluted GAAP EPS for the year was 10 cents per share. Total GAAP to pro forma adjustments were $8.2 million, or 25 cents per share, for the year. The $8.2 million consisted of approximately $200,000 for the amortization of capitalized software, $1.9 million for settlement costs related to the Prolific lawsuit, $700,000 of restructuring costs, $4.8 million of stock-based compensation expenses, and $600 million for the impairment charges referred to earlier.

Total cash and investments ended the quarter at $95.7 million, including $27.9 million of long-term investments. We’ve reinvested some of our short-term cash into longer-term, higher-yield instruments. This is down slightly from $96.2 million at the end of Q3. Cash from operations, excluding the payment of the settlement of the Prolific lawsuit, was approximately zero as increases in prepaid expenses and net changes in accounts receivable and deferred revenue offset cash generated from profits. When we look at one-time large cash payments in the quarter, we had the Prolific lawsuit, we had prepaid commissions, prepaid duplicate employee expenses in the organization setup and prepaid income taxes, resulting in a total one-time number of payments of $2.4 million.

Turning to accounts receivable, we saw accounts receivable increase during the quarter from $16.9 million to $19.2 million. This is as a result of the large bookings numbers and a result of many of the transactions that were taken to revenue being booked during the last week of the quarter. Unbilled accounts receivable, which is primarily related to short-term time-based licenses that are taken to revenue during the quarter and behave very similar to a perpetual license sales from a revenue-recognition standpoint, decreased from $8.5 million for Q3 to $6.8 million for Q4. DSO for the quarter was 84 days, up 3 days from Q3. Deferred revenue decreased by $1.5 million. At the end of the March quarter, less than 4% of total accounts receivable was over 60 days past due. Of those accounts that were more than 60 days past due, we carry about a 75% reserve.

As we mentioned in last quarter’s call, we evaluate our overall financial strength with two key indicators, the quick ratio and operating leverage. We define quick ratio as the total of cash, accounts receivable and inventory divided by the total of accounts payable, accrued expenses and current portions of debt if there are any.

The second metric, operating leverage, looks at those quick assets and divides that amount by the total quarterly expenses. What this tells us is how long the company could survive in an economic downturn or severe economic downturn if cash flow from revenue transactions went away. When we look at our quick ratio, it’s more than 13.6 to 1. Our operating leverage is 7.2 to 1. We believe this compares very favorably to the competitors within the industry.

Our total headcount ended the quarter at 270. This is up from 258 at the end of the December quarter. We added new positions for our new R&D development center in India and continue to expand our field operations.

Overall the company is extremely pleased with the financial performance we achieved during the quarter. We continue to see the customer base eager to adopt the Magma products but constrained somewhat in the near term by tight economic conditions. Consistent with these conclusions our guidance is as follows.

For the next quarter, we expect to follow on a pro forma basis.

• The two-quarter trailing moving average rate of growth of orders should be between 10% and 20%.

• Revenues should be in a range of $21.5 to $23.5 million.

• Revenue from backlog should be between 75% and 85% of total revenue.

• Gross margins should be between 84% and 86%.

• Pro forma pre-tax income should range between 17% and 22% of total revenue.

• For planning purposes, we suggest the use of a tax rate of 15%.

• Pro forma EPS, therefore, should be between 11 cents and 15 cents for the quarter.

• We expect DSOs to be between 85 and 90 days.

Looking at an overall model to assist everyone in building a four-quarter model of our business, we publish forward-looking quarterly targets on our website.

Once again I would remind and caution everyone that these guidance indicators are forward-looking statements within the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent our best current judgment of current business and operating conditions, but we cannot assure you that our results will be consistent with these projections to the factors noted today and to other risks and uncertainties more fully discussed in the company’s Form 10-Q for the quarter ended December 31st, 2002. In making forward-looking statements in this call, the company is not undertaking any responsibility to update those statements as the quarter progresses. And, in fact, disclaims any responsibility to do so.

If you have any questions regarding the guidance today, please feel free to contact me. I will now turn the call over to Roy Jewell. Roy.

Roy Jewell:

Thanks, Greg. Before I go into more detail concerning our operational performance this quarter, I’d like to briefly discuss the philosophy that is at the foundation of what we’re building here at Magma.

There are four specific components to this philosophy – strategy, processes, discipline and drive—all governed by a commitment to integrity and customer success. Since inception, Magma has had a well-articulated strategy of being the leading EDA vendor for nanometer IC design, especially with respect to the implementation flow.

As we’ve evolved, it has become clear that we needed to develop internal processes and a discipline to those processes to successfully realize our strategy and grow. But we also wanted to ensure that we not lose the organization and individual drive that has made Magma EDA’s most successful startup. Today this philosophy is being applied to all major functional areas of the company—finance, sales, marketing, and R&D—and the results are significant.

Now I’d like to give you a brief update on our operational performance over the past quarter.

We’re experiencing continued market success. Magma’s products continue to be adopted by more users in the market. As Rajeev mentioned, we added 11 new names to our collection of customer logos, which is 11 companies that weren’t using Magma a quarter before.

Included in this list are a major European wireless manufacture and a major U.S. chipset producer in the networking space. This is the third consecutive quarter in which we’ve added at least 10 new customers.

In addition, we’ve also seen repeat orders from several existing customers. In particular, we received our largest order to date from one of Magma’s earliest domestic customers, building on our relationship with them and expanding use of our products across a much wider base of users. In addition, we received significant follow-on orders from a major Korean customer as well as from one in Japan.

We’re also seeing major progress in product development and roll-out. We continue to make significant strides in product development with Version 4.0 targeted for release this quarter on schedule. This next major release will feature new capabilities in synthesis, IR drop, power analysis, prototyping and optimization, and will keep Magma at the forefront of implementation flow functionality and quality of resolve. In addition, new advances in capacity and throughput will ensure we maintain product superiority for large designs and return on investment.

And yesterday’s announcement of the formal release of Blast Create was just the first news you’ll hear from us in the coming months concerning the Version 4.0 release. From yesterday’s announcement it should be clear that Magma’s committed to being a significant force in logic design and synthesis.

At this point, I’d like to emphasis one significant fact. Magma is a technology company, and the significant competitive advantage we have is an R&D team we believe is second to none. Facilitated by our unique single data model and unified architecture, this team consistently demonstrates an ability to out-innovate our larger competitors. While these traditional EDA companies are attempting to integrate a fragmented product portfolio using old database technology, Magma is successful in internally developing and delivering next-generation functionality in a single product. The power’s in the architecture and our FixedTiming methodology.

Now moving on to our distribution channel. We continue to aggressively invest in our channel worldwide. In the past two quarters we have made a number of new senior hires in the U.S. and Europe. In Asia-Pacific we have greatly expanded our activities in the last year and continue to invest in developing direct operations in Korea, India, China and Taiwan.

This quarter our focus for continued investment will be our channel, including both sales and application support. Product adoption and deployment to our customers are key to our overall success. And to facilitate this will require an even greater presence in the field.

As Rajeev said earlier about today’s EDA market environment, we continue to see customers being very judicious in making spending commitments. But our engagements with customers indicates to us continued regard for Magma’s technology as the adoption of 130- and 90-nanometer process technologies moves forward.

So while semiconductor makers are careful in their spending, they recognize the trend is for more and more designs to be undertaken at .13 micron and below process technologies, where the advantage of Magma’s technology is most apparent. With this being said, we continue to experience numerous customer engagements and we have a strong sales pipeline entering this quarter.

I will now turn the call back over to Rajeev.

Rajeev Madhavan:

Thank you, Roy. I would like to point out that Magma has made great strides in a relatively short amount of time. We reached more than $300 million in bookings in just three years, with the only organically developed EDA design system, building a single executable system from scratch. We believe this is an industry first, and I’m very proud of the market acceptance we have achieved.

Before we open up the call to your questions, I would like to remind you once again that we will be in New York on Thursday for our Spring Analysts Briefing. If you have not registered, please contact Milan to reserve your place.

At this time, we’ll be happy to field your questions. Thank you.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press “star” then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Erach Desai with American Technology Research.

Erach Desai:

Hi, couple of questions, gentlemen. First, I don’t know if Rajeev wants to take this or Greg. I was just curious in terms of the large order that you had – did get this quarter. I guess it was a competitive displacement. I don’t know if you want to provide any more color on it.

But the company or the competitor that you supposedly disposed – displaced suggests that it was just a small reorder within the ASIC group. Could you just give some color on that order please?

Greg Walker:

Sure, this is Greg. We are somewhat limited in what we can say about that deal at the request of the customer. To give you an order of magnitude, we had talked about a deal we did earlier in the year with Broadcom as being the largest deal that we had done. And this deal is significantly larger than that. It covers the entire corporation of the customer, across all of their divisions, and it also engages with that—our customer’s customers. So it’s a very deep partnership, very long-term, and very expansive across all of our products.

Erach Desai:	Safe to assume—correctly or incorrectly that the breadth of the division wins was more than you had anticipated going into the transaction?

Greg Walker:	Yes.

Erach Desai:

OK. Greg, the following one’s for you. I noticed in your guidance and in terms of your reported numbers relative to a quarter ago, some metrics have moved. And I just want to get a sense of that. You did guide for DSOs to be 70 to 75; they were higher.

Greg Walker:	That’s (unintelligible).

Erach Desai:	You’re now guiding to a much higher range. Your deferred revenues were down sequentially even though you had such a strong booking quarter.

Greg Walker:	Uh-huh.

Erach Desai:	Could you just reconcile all of that please?

Greg Walker:

Sure. The—we did increase the DSO target. When we look at what we can actually do given the back-end-loaded nature of the transactions, at this stage we don’t feel we can drive that number down until we can push those transactions to earlier in the quarter to—the finance team actually has the chance to collect.

Our actual collection activities are very strong. As we said, we carry a very small more-than-60-days-past-due balance; I think it’s 4% was the number. The—so this is really a timing of deals during the quarter issue.

Given where we are right now and particularly given the fact on some of these larger transactions, the sales cycle tends to run right up until the last few days of the quarter. I don’t feel I can push that DSO number down significantly in the near future.

Now we will be working as we move into the new year with some changes to the sales compensations plan and some more activity in my department to try to push that. But I think until I see some success there I felt it was more prudent to—leave the guidance up to where the actuals are.

Erach Desai:	And the deferred revenues staying down?

Greg Walker:

Yes. If you look at our deferred revenue, it’s really just related to unbundled maintenance contracts where we have—we invoice an entire year’s worth of maintenance but you don’t take the revenue—you take the revenue ratably over the 12 months.

So it’s a minor indicator for us. If you look at it dropped I think $1.5 million as we essentially recognized revenue on some existing transactions and we didn’t invoice some of the new maintenance yet. But it’s really just related to maintenance.

Erach Desai:	OK, I will—this will be the last one I promise.

Greg Walker:	That’s OK.

Erach Desai:

Just—the—going back to the larger order, I know you don’t want to give a characterization of your bookings, etc., but to the extent it—had you not received that large order, would you have still come close to have achieved your original bookings target?

Greg Walker:

I can’t really answer that question. The—and it is for two reasons. One, we don’t disclose that much, but also part of our original booking target included some renewal activity on this particular customer that is all baked in. I would say that if you accounted for that renewal activity, yes we probably would have been within target.

Erach Desai:	OK, fair answer.

Operator:	We are pausing now to continue to queue the roster.

Your next question comes from Tim Fox with SG Cowen.

Tim Fox:	Hi, thank you. First, just one clarification, Greg, if I could. You mentioned the percentage of revenues from backlog at 60%. Was that of total revenues or was that licensed revenues?

Greg Walker:	That was of total revenue.

Tim Fox:

Oh, thanks. I guess, Rajeev, if you want to comment on the competitive environment. Have you seen any significant changes on that front? Has it caused any pricing pressure for you? And has it had any effect on closing deals contributing to sort of the more back-end-loaded nature of the quarters?

Rajeev Madhavan:

I’m thinking of—it’s fair to say that during this quarter we have seen no dramatic changes of any form in terms of any of the new products that are coming in from our competition. As we have mentioned, some of our competition continues to drop prices. We try to keep them as competitive as we can get. However, we have seen no change from the previous quarter in this particular quarter for the competitive (unintelligible) tools.

With the introduction of Blast Fusion 3.2 APX that went out in December our technology leadership against either of our two competitions have continued to increase significantly, allowing us to rapidly close benchmarks. And this helps us in the competitive side very, very dramatically. For the benefit has actually swung a lot more in our favor during this particular quarter because of our launch in December of the 3.2 APX.

Tim Fox:

OK, if I could just one more on the new product announcement, Blast Create. Could you remind us about the percentage of your user base now that uses your front-end tool? And how will you use Blast Create to position Magma in new customer engagements vs. how you’re positioning yourself today in the back-end?

Rajeev Madhavan:

So I think Blast Create is—if you look at Blast Fusion, this was our hump, which allowed us to actually unify the back-end design system to wide entry into the back-end space for Magma. It was our bread and butter, which created Magma in the first place.

Blast Create is the same except that it is applicable on the front-end system. The front-end design frame, it allows you to actually get to (unintelligible) flow very, very quickly. That’s all the activities that a front-end design engineer does—gets to a predictable timing closure.

Again attempted to—Blast Create—15 of our users are using synthesis again. We have roughly in excess of 70 customers now, I believe. Greg, correct me if I’m wrong. It’s around 70 to 75. So 15 of our users are using Blast Create today. We at least have seven to eight (take out) the renewal and there are at least two or three that are come—going on currently as we speak.

Tim Fox:	OK. Great. I’ll let someone else jump in. Thank you.

Operator:	We are again pausing to queue the roster.

Your next question comes from Garo Toomajanian with RBC Capital Markets.

Garo Toomajanian:

Thanks. First off I want to, Greg, ask you to clarify something that you said. I thought I heard that you say you didn’t do any what we call back-end-weighted deals in the quarter, and that they were all subscriptions that are going to be recognized revenue linearly. Was that correct?

Greg Walker:

Actually, those are two different statements. We did not do any back-end-loaded deals in the quarter. That is correct. We said that the linear deals represented it—I have to go look up the percentage but it was the majority of deals in the quarter.

And then we had a smaller—a small percentage of deals that were the short-term, time-based licenses. These are the 15-month deals that behave from a revenue-recognition standpoint like a time-based—like a perpetual license where the revenue is recognized and the license fees upfront. And as I said—I found the number—the long-term, time-based licenses in the quarter were more than 85% of the orders.

Garo Toomajanian:	That’s great. Also on the deals that were not the short-term deals, what was the average duration of those?

Greg Walker:	Thirty-six months.

Garo Toomajanian:	And the one large deal that came in the quarter was that one of those three-year deals?

Greg Walker:	That’s actually, although I can’t go into the details, I would say that it’s greater than three years.

Garo Toomajanian:	OK. You gave us numbers or Rajeev did on total number of customers. Do you have a sense of how big the installed base is of Blast Fusion?

Greg Walker:

We believe it—well I can tell you across the customer base, it’s more than 70 active customers. The entire installed base is hard to say because we have some users using multiple copies and so forth. But I think it’s definitely north of 500.

Garo Toomajanian:

Wow. OK. Also on the library side, you guys did mention IBM and TSMC in the call again today. And one thing that I’ve been trying to gauge is how many design teams have you been distributing libraries to and whether or not this is a revenue event for you? And also, who’s responsible for providing library support when you basically are distributing these libraries for TSMC?

Rajeev Madhavan:

I—Garo, I’m Rajeev. I just wanted to take that question. The first thing I want to say is the library events are not about revenue for Magma as much as allowing or enabling our customers to be able to be (unintelligible) with the software as you get the software up and running.

We expect to hopefully be able to distribute our—or we have a working relationship with everybody in the libraries phase of any importance and for (why their) libraries in a very, very easy fashion work on our customer’s space so that they don’t have to spend their resources or the time to create either libraries, memories, etc.

So it is not a revenue aspect of things. There are customers using all the libraries I mentioned including (what they’ve got) underway. And IBM flows as you mentioned, (you can see some libraries other libraries) using Artisan, Virage and (silicon). So possible that we have activities now underway.

Garo Toomajanian:	From those libraries that you distribute, though, who’s responsible for the support?

Rajeev Madhavan:	So we basically are responsible for the Magma views and we distribute the other views, but the library vendors are directly responsible for the actual integrating of the library itself.

Garo Toomajanian:

Got you. Great. Also, maybe for you, Rajeev, wondering – or maybe for Roy. Wondering if you can give us the sense as to—I mean, Roy, you mentioned that the pipeline is looking pretty strong and I’m wondering how that might compare to three months ago or six months ago?

Roy Jewell:

Garo, I would say that it’s comparable and rolling. So I would say that in terms of the magnitude of the pipeline coming into this quarter vs. a previous quarter is a comparable magnitude that is larger. OK?

Garo Toomajanian:	OK.

Rajeev Madhavan:

And I also want to point out one more thing on the pipeline, which is basically if you take a couple of quarters ago the most of the accounts we were calling—or we were actually more than calling. For the first time in the history of the company last quarter, we had the deal, which was basically the customer called and we closed.

And we’ve have had five calls this quarter basically they’re establishing out very easily to the industry as the leadership position in IC implementation. So we are actually getting calls this way rather than our sales actually going out there and calling.

Garo Toomajanian:

Good. That’s fine. One last area of questioning. I know that you’ve been putting a lot of effort into revamping the front-end with the new Blast Create announcement. How would you say that your R&D efforts compare or how would break up that split between your effort on the front-end and on the back-end products?

Presumably you’re still putting plenty of effort into the Blast Fusion back-end of the (part) of that as well. Can you maybe give us a sense of how you split the R&D effort? And maybe what areas you’re focusing on enhancing the Blast Fusion side of things?

Rajeev Madhavan:

Garo, this is beauty of Magma. Basically we share every aspect of synthesis between our back-end and front-end. We don’t have, you know, separate concrete aspects of cutting the software into front-end code stream, back-end code stream (mixture). We only have one code stream. Starts from RTL, goes all the way to GDSII.

And optimization engine is shared by everybody. A timing engine is shared by everybody. A, you know—models are shared by everybody. This is the beauty and this is the reason why we have 60, 65 people in the core R&D (unintelligible) and our total R&D organization is capable of developing an RTL-to-GDSII system. This is the beauty of the integrated model from an operating prospective of the company.

So it’s very, very difficult to cut into any—some special activities like that. But you’re going, you know—in my past experience of having done synthesis tools, (unintelligible) is considerably smaller than anything that needs to be done from either the Cadence flow or the Synopsys flow because we share a lot of the work that is being done at (unintelligible).

We don’t do something and then not utilize that in the flow, throw it away and then redo it back in the back-end of the flow. So it’s a very, very streamlined flow that we have in our system.

Garo Toomajanian:	Great. That’s great. Thanks a lot guys.

Operator:	We will pause for your next question.

Your next question comes from Jennifer Jordan with Wells Fargo.

Jennifer Jordan:

Congratulations, guys, on a great quarter. A number of my questions have been answered here but I was wondering if you could comment a little bit on the types of design activity that you’re seeing, if there was any strength among specific kind of end customer groups? (Unintelligible) systems—more systems-oriented customers or other areas?

Roy Jewell:

Jennifer, this is Roy. I think one thing we’ll say is we’ve seen over the last, probably, quarter strengthening in the number of benchmarks we’re doing the wireless phase. And it—as you know from this company’s history, we really started out in the ASIC manufacturers as well as the COT market, where primarily we were servicing people doing networking chips.

We’re seeing a lot more activity right now in wireless. I think that from that we’re getting indication that’s a strengthening market.

Jennifer Jordan:

OK and then also, what about this—the idea of the transition to 0.13 and how do you feel people are coming along? Is there still a sense that it’s slowed or have things picked up recently? And also if you get any feedback about where people are in terms of their concerns about yield and how that might impact their design starts?

Roy Jewell:

I think that—especially in—on the investment side, the issues relative to the migration of 0.13 is, I think, overblown. Our customer base is almost entirely at 0.13 and below. And because of that, they’re totally committed to this area and we really don’t see any real, I think, apprehension for making the transition over into that space from a larger process geometry.

Rajeev Madhavan:

And I think it’s fair—Rajeev adding here. I think it’s fair to say that we’re seeing the (ill-concern) very much decreasing in terms of these—as the fabs have matured and possibly getting more stronger at 130 nanometer. We’re not seeing that as a significant amount of worry on committing to 130 nanometer.

Having said that, I also want to point out one more thing. Our software now has added capabilities onto it in doing a lot of features that are (E) related. That allow and enhance the software from an (E) perspective by doing a lot of metal spotting, filling all aspects of things that your post-layout activity is now done with the place and route system.

This automation allows you to increase the yield considerably over and on top of this FixedTiming, giving you some benefits in that particular space. So there is lots of things to come on the yield side.

Jennifer Jordan:

Uh-huh. There could—could you comment also on—you talked about that you’re having some ease in winning benchmarks right now. And you think that your point—your Version 4.0 is going to set you up to be stronger in that area. Do you have a sense of the timing of when benchmarks are being completed and what that might mean for subsequent orders and large orders that you have coming forward?

Rajeev Madhavan:

Jennifer, I’m Rajeev. I’m going to reiterate the question just to make sure I understand. You’re kind of asking about how much time it takes us for doing some of these benchmarks, and the ease with which we are now doing the 3.2 benchmarks?

Jennifer Jordan:	Right.

Rajeev Madhavan:	Basically…

Jennifer Jordan:	And then how does that translate into timing of orders for you as we look forward?

Rajeev Madhavan:

The thing that we’re—for the last quarter there were orders, which actually started the benchmark activity at the beginning of the quarter and actually consummated within the quarter, which is—shows a rapid improvement in the capability of the company to close deals.

Now having said that I think, you know, the financial aspects of that continue to be a problem, getting a purchase order approved. It usually requires now signatures all the way up in the food chain of the management of all of our customers. So that continues but we have had cases where we have dramatically shown benefits as a result of which the deal has (not) happened in the quarter (unintelligible).

Roy Jewell:

Jennifer, let me remind the—you—and other people what the engagement strategy is for this company. You know, in—especially in periods where there’s economic constraints, people don’t buy EDA tools if their current design flow is actually working.

So typically we get an engagement when design is difficult or in trouble, and on most of these we make an agreement with the customer. If we can bring that product to fruition, then we have an agreement that there is a transaction that will most likely occur with this customer, maybe buying some software from us.

So I think that most of the benchmarks that we’re involved in, we already have an understanding that once this is completed and once the product goes to tape-out, we’ll move forward with a financial transaction with that customer.

Greg Walker:

Right. Jennifer, this is Greg. For the Stage 1 engagement, that’s exactly the way it happens in many of the Stage 2’s. The Stage 3 engagements where you’re addressing multiple divisions or subsidiaries or large number of different design teams, you may have to do 10 or 15 different benchmarks or over a period of time to get that deal closed having expansive (nature) of the dollars that you want. So those sales cycles on those deals run six to 12 months.

Jennifer Jordan:	And you’re still looking for this to close a couple of large deals in that range every other quarter or so?

Greg Walker:	Yes. That’s right. So we see those deals in the pipeline and it’s hard to predict exactly when they’re going to close but, you know, our history says we do one to two every other quarter.

Rajeev Madhavan:	Yes—so it’s fair to say that we add a lot of the Stage 1 type of account as the new logos that we add.

Greg Walker:	Right.

Rajeev Madhavan:	And then one or two of the existing accounts basically ends up being a Stage 2 and Stage 3 accounts going in.

Jennifer Jordan:	Great. Thank you very much.

Operator:	Your next question comes from Jay Vleeschhouwer with ML.

Jay Vleeschhouwer:

That’s Merrill Lynch. Thanks. A couple of questions for you—first, as of the end of the year, what was the size and geographic distribution of your sales force? And what’s your expansion plan for fiscal ’04?

Also, on the sales and distribution side—or more specifically your sales process. One of the things, Rajeev, that you’ve talked about in the past as a selling process beside benchmarks of course, was to try to ascertain when your competitors’ renewals were coming up. And you would regard that as the point of their greatest vulnerability in theory.

So the question is what was your experience over the last year in terms of the proportion of your business that came in at the time that would otherwise have been a renewal for one of your competitors as opposed to other new business, let’s say outside of the competitor’s renewal processes?

Rajeev Madhavan:

Well, Jay, let’s try to split the two questions and have Roy answer one piece and Greg answer the second piece. One of the pieces with respect to our channel and how it was distributed at different cost to geographic regions and how we plan to change that.

And the second one was with respect to the specific account and the renewal cycle and the sales having an impact on the renewal cycle (of our) competition.

Roy Jewell:

OK, first, it’s Roy. Let me just give you some gross numbers. In terms of the U.S. field, it’s about—it represents about 50% of the people we have worldwide in our sales and application engineering organization. If you move to Europe and Japan, it’s about 40% each and then Asia-Pacific about 10%. And I think it’s – probably is somewhat indicative of where we see our bookings coming out of those regions in the same proportion.

Greg Walker:	I think that was 20% each.

Roy Jewell:	Twenty percent each. Yes. Twenty percent for Europe and Japan.

Greg Walker:

Right. This is Greg. As far as the renewal points for the incumbent vendor, I think the trend that we’ve seen over the last year – in particularly the last six months is the marketplace is becoming more and more competitive. And both the incumbent vendor, ourselves and competitive vendors, are engaging with the customers at a much earlier stage than normally would happen.

So renewal that might be six to 12 months out is actually being engaged in now. So that—you really have to be very aggressive in understanding what’s going on in the customer base at the time. And you cannot really sit back and wait for any customer’s renewal to come up because the incumbent may well do a creative transaction that allows them to accelerate that renewal stage.

So the market’s very competitive. You have to be in all the customers all the time.

Rajeev Madhavan:

Just to add to that, Jay, I think we have accounts where the customers simply cannot do their chips with the existing flow even with the huge difficulty that they had. We had some benchmarks on a real live design in Japan where we shaved more than 20% in area, resulting in one layer being shaved where even with an additional layer the competitive tools could not complete the chip.

So that leads to kind of the Stage 1 or Stage 2 transaction, whether you’re in a renewal or not, because it’s a question of whether you’re going to make this chip in your product and save 20% on your cost. A 20% cost on savings in the area is huge for a component like, which is in a particular area of gaining market was very, very huge. And would translate to a lot of dollars for the customer.

So there is the issue of actual timing of renewals, etc There is also an issue of the debt—the amount of delta that you’ve established within your benchmark, which kind of makes it very, very difficult for the competition to avoid transitioning the account or (unintelligible).

Jay Vleeschhouwer:	OK. But it still isn’t clear—are you saying that the majority of your business is coming in through that engagement in early renewal cycles?

Greg Walker:

Well, I think if you look on a number-of-customer basis, that’s true. When we—looking at 10 to 15 new logos each quarter, the large majority of that comes from the Stage 1 style engagements, and a lot of times that’s triggered by an issue at the customer’s.

The larger Stage 2 engagements and the Stage 3 engagements is what I’m talking about where you’re looking at the large renewal. And basically that’s what I’m saying; you cannot wait any more for that renewal period to come up. You need to be engaged, both benchmarking and negotiating, and structuring deals with those customers right now.

Rajeev Madhavan:

And basically Stage 1 happens without taking into account what the timeline of renewals, etc. of Stage 2 and Stage 3. Doesn’t really matter, we’ve got to work on engineer (space) just to make that happen and it looks like your (want) the renewal is given that the competition is aware that they need to work on it as well.

Greg Walker:

Right. And that’s one of the things that’s driving our investment in the field organization where it was only going to be timed to specific renewals, you could selectively increase the field organization. But now with the competitive nature of the Stage 2 and Stage 3 deals, you need to be engaged on a broad basis immediately. So we’re rapidly building up that (port).

Jay Vleeschhouwer:

OK. With respect to the large order you got from U.S. semiconductor company, what will govern the deployment outside of the original ASIC group that was using that technology? Is there a specific contractual commitment to deploy a certain amount at a certain time outside of the original user group? Or is there simply a—an—is Magma now an approved standard? And what governs the expansion outside of the ASIC group is the expiration of the incumbent licenses and/or the initiation of new projects?

Greg Walker:

OK, Jay, number one is I will not acknowledge outside of ASIC group. Let’s just say that we’ve had a part—with this customer, we’ve got a particular organization that’s been committed to our product for the last couple of years.

And outside of that, as part of this relationship we are actually working with other groups to I think facilitate deployment support, the actual benchmarking these groups so they develop a level of confidence in the product. And I think it’s a much more of a natural adoption rate that has to go on and we have to accelerate it just through assisting those people.

But it’s not a contractual obligation of adoption. From a pure license deployment standpoint, those products are available to any person within that customer now. So…

Rajeev Madhavan:

So basically what is being attempted here, Jay, is to make Magma one of the default (unintelligible), if not the default (unintelligible) for (unintelligible) design within that organize—within that particular semiconductor company across the board. That’s what we are attempting to do.

Obviously that calls for Magma ramping up enough support organizations to make that happen for them as well as deployment within their CAD systems to be accessible to everybody but contractually that many – there’s no such this as, you know, any particular time of expiring with anybody else’s contract or anything. It’s being deployed as we speak—and the best—at the fastest most companies can do.

Greg Walker:	And the deal addresses the customer sites on a worldwide basis. So we’ll be ramping up support organizations offshore also.

Jay Vleeschhouwer:

OK. Rajeev, you referred, as you have on many occasions in the past, to your single executable and your data model by contrast to the integration of other vendors’ tools on top of the database. Not withstanding that, have you seen any instances where for some customers the latter approach is good enough where the integration, the super glue of multiple tools on top of the database is, well, good enough?

Rajeev Madhavan:

For me, I mean, it’s fair to say for very small designs on, you know, 180 nanometer or about—those kind of integrations of databases for wide enough strength to be able to do existing designs out there.

If you moving to cutting-edge designs, 130 nanometers or below where you have to account of not just timing closure but the effective power—the effective (unintelligible) of where the chip is in the die and basically all the effects of deep-submicron, then it is not possible to do it without a huge, huge amount human investment.

I’m not saying that, you know, any human being can pick any tool or even do it manually, but the time it takes will be considerably lengthier than using Magma and doing it.

And that’s the beauty of it, it’s the most automated tool that can achieve that kind of a design closure that matters, which basically translates to a big ROI for the customers in terms of the human investment that they need to make to make such chips.

That’s the difference. So yes the database is applicable when your chip is small, you know, and you want to cut into small, small pieces and do it. Go ahead. You will probably be successful with the existing flow (unintelligible) databases.

Jay Vleeschhouwer:	OK. Just to clarify. How small is small?

Rajeev Madhavan:	How small is small. I think the block size is ranging in the 500,000 gates—200,000 gates to 500,000 gates.

Jay Vleeschhouwer:	OK.

Operator:	Again at this time if you would like to ask a question, please press “star” then the number 1 on your telephone keypad.

Your next question comes from Dennis Wassung with Adams, Harkness and Hill.

Dennis Wassung:

Thank you. Just a couple of quick questions. First off, a competitive question sort of I guess after Jay’s questions there. Just curious in terms of benchmarks or what you’re seeing competitively. I know it’s early with Cadence’s most recent acquisition of Get2Chip.

But are you seeing that combination of Get2Chip and Nanoroute out there in benchmarks and any comments you have there would be helpful?

Rajeev Madhavan:

The last quarter we went up against Get2Chip in two accounts—both we won. So that’s the only activity we have seen on Get2Chip in the market (community). We saw them in two accounts; one was a communication account and the other a communication component supplier. Both we won and both are actually in (unintelligible) with Magma as we speak today.

Dennis Wassung:	OK, and then somebody (brought) back-end flow customers—any competition against Nanoroute and any early signs as to how that product is doing competitively?

Rajeev Madhavan:

We have seen much of Cadence in the back-end flow in our accounts in the last quarter that we can kind of measure against. We have predominately seen Synopsys in some of those back-end activities in Magma (unintelligible).

Dennis Wassung:	OK. Secondly, just if you could talk a little bit more about the—I guess the current customer environment in general I guess on a more macro level. Have you seen any improvement?

Obviously you guys had a great bookings quarter here with a strong book to bill, did allude to customers with checkbooks that are still pretty tight. Any changes there in the last, I guess, three months or so that indicates customers are getting a little more optimistic or things are loosening up at all?

Rajeev Madhavan:

I think, Dennis, it’s fair to say nobody’s loosening their purse strings as yet. Everybody’s keeping a very tight watch and I don’t think anything has changed from that perspective. It is simply the tool is gathering its momentum as it’s going through its process of getting through the adoption curve and more and more try it, more and more people understand the value of the automation.

They’re making the traction. We don’t see it as a reflection of anything changing in the economic conditions and I mean we’re not aware of anything that’s drastically changing the economic conditions today. As to the positive side or to the negative side, I think it’s all a replacement business as we have said.

Dennis Wassung:	So really not much of a change then—either positively or I guess negatively in the environment?

Rajeev Madhavan:	That’s correct.

Dennis Wassung:

OK. And lastly, quick question, you talked about the majority of your (seats) currently being used for 0.18 micron or I’m sorry 0.13 micron and below. Can you characterize what portion of your seats are being used to 90-nanometer level at this point?

Rajeev Madhavan:

There are at least five semiconductor knowns that are up and running with 90 nanometer that are now using Magma. And a couple of others, there are some features that are coming in 4.0, but the 4.0, we fully support every 90-nanometer process that we are aware of including, you know, process variation effects, effects of noise in process variation, effects of, you know, timing on that affects (unintelligible) power.

Lots of different issues of being (modeled) in the system. Almost all of them are available in the 4.0 system coming out shortly here.

Dennis Wassung:	OK.

Rajeev Madhavan:	Coming out next quarter.

Dennis Wassung:

OK. You had mentioned load-related issues and I guess design to manufacture abilities, obviously an area of people are talking a lot more about. Any—other than the things you had mentioned—are there any other initiatives that we should be looking for in terms of design from manufacturability?

Rajeev Madhavan:

I think that we as a company believe in providing a silicon, which is more manufacturable rather than getting into the business of actual yield and form management or actually doing electrical creation or (unintelligible). We are in the process of creating a design, which would actually go through any of those flows without having to come back into a place and route or into a tunable system. It’s got to be a well-streamlined flow and that’s where we are—we’re putting in (punch) here.

Dennis Wassung:	Great. Thank you very much.

Operator:	One moment for your next question. Your next question comes from Patrick Lin with Primarius Capital).

Patrick Lin:

Hi, good afternoon, gentlemen. I just two quick questions. The first one is on your guidance for June, I believe on net income you guided 17-22% and I was just curious, you know, if you were at the high end or the low end, what would be responsible for the 5% delta as far as the components?

And the second question is there was a seven—a $27 million loss from investments and I was wondering if you could give the background on what the components were?

Greg Walker:

Gee, as far as what creates the range on the guidance as far as the percentage margins, that’s really driven by two main factors. One is whether we’re at the high or low end of the revenue range. And then there is some variability on where we’ll be on spending.

So if you’re at the high end of a low—of the revenue range and at the low end of the spending range, that puts you on the high end of the margin range. So but it’s principally the revenue that drive that difference. And then I didn’t catch what the second question was?

Patrick Lin:	Yes, I believe on your press release on the balance sheet you had listed $27 million in long-term investments?

Greg Walker:

Yes. That’s a new item. We had previously had all of our cash invested in short-term maturity interest—instruments. And at this stage given what our cash needs are going forward and some things we saw in the yield curve, we worked with our investment advisers and moved some of our cash—short-term cash into longer-term investments. That’s what that is.

Patrick Lin:	So these are just government securities that are longer?

Greg Walker:	Government securities, there’s principally in bonds I believe.

Patrick Lin:	OK, but I mean pretty safe, though, as opposed to high yield or equity?

Greg Walker:	Oh, no. Yes, no these are very high quality. They’re undertaken under very specific investment guidance—guidelines issued by the board of directors and reviewed every month.

Patrick Lin:	OK, and one last question on this follow up to DSO of 85 to 90 days.

Greg Walker:	Right.

Patrick Lin:	Did you give a guidance as far as what the long-term target or model would be on the DSO?

Greg Walker:

That’s a good question. I actually don’t recall. I don’t believe so. I think ideally long-term I would like to get us to the point where we’re in the about 60. Now for that to happen we need to be a lot more effective on the collections front within my team.

And we have to be very effective on how the profile of the deals coming in during the quarter look. We have to get much—many more of the deals booked early in the quarter. You know, if you’re familiar EDA you know there’s a lot of inertia both on the customer side and some of the sales forces side to not get deals booked early in the year. That’s going to be a major focus during this year for us.

Patrick Lin:	Thank you very much.

Greg Walker:	Yes.

Operator:	Your next question comes from Ajay Krishnan with Wasatch Advisors.

Ajay Krishnan:	Hi, apologize if you’ve already answered this question but of your license revenues of $18.3 million, what percent was pure TBL—the ratable TBL, not the 15 month?

Greg Walker:	I actually—we disclosed that in terms of the orders for the quarter I believe it was that.

Ajay Krishnan:	Right. Right. And I was wondering if I could get it in terms of current—of the March quarter revenues?

Greg Walker:	Current—what we did say was that of the—that’s a good question. I don’t have that. We don’t normally disclose that but I think I can work out a number for you if you want to call me back later.

Ajay Krishnan:	OK, I’ll take it offline.

Greg Walker:	Right.

Ajay Krishnan:	Thanks.

Operator:	Again if you would like to ask a question please press “star” then the number 1 on your telephone keypad. We will pause for just one moment.

Mr. Madhavan, if you have any closing marks, please proceed.

Rajeev Madhavan:

Again thank you for the—for our call—for attending our call. I’d like to remind you once again that we will be in New York on Thursday for our Spring Analysts Briefing. If you’re not registered, after the call please feel free to contact Milan to reserve your place. Thank you.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END